Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

ANNOUNCES TERMINATION OF TRUST

DALLAS, TEXAS, January 4, 2016… As previously announced, Southwest Bank, the trustee of the Dominion Resources Black Warrior Trust (NYSE: DOM) (the “Trust”), was informed by Walter Energy, Inc., the parent of Walter Black Warrior Basin LLC (the “Company”), that it, together with certain of its subsidiaries and affiliates, including the Company (“Debtors”) filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) with the United States District Court for the Northern District of Alabama Southern Division (the “Bankruptcy Court”) on July 15, 2015 and that it has an agreement with lenders regarding a pre-negotiated restructuring plan. There have been several rulings related to the bankruptcy proceedings as disclosed by the Trust in Current Reports on Form 8-K filed with the Securities and Exchange Commission on each of August 19, 2015, September 16, 2015, November 20, 2015 and December 31, 2015.

As stated in the Trust’s Quarterly Report on Form 10-Q filed by the Trust on November 23, 2015, pursuant to Section 9.02(b) of the Trust Agreement of the Trust (the “Trust Agreement”), the Trust shall terminate on its terms as a result of the failure to maintain a 1.2 to 1.0 ratio for two consecutive calendar quarters of (i) cash received pursuant to the Royalty Interests of the Trust (as defined hereafter) to (ii) administrative costs. The “Royalty Interests” are certain overriding royalty interests in the proved natural gas properties located in the Pottsville coal formation of the Black Warrior Basin, Tuscaloosa County, Alabama (the “Underlying Properties”). Walter Energy, Inc. did not pay either (i) the distribution to the Trust that would have typically been paid in August 2015 and normally would have included payments for the Royalty Interests sold during the production months of April, May and June 2015 or (ii) the distribution to the Trust that would have typically been paid in December 2015 and normally would have included payments for the Royalty Interests sold during the production months July, August and September 2015. As a result of these nonpayments, the Trust has not maintained a 1.2 to 1.0 ratio for two consecutive calendar quarters. Therefore, pursuant to Section 9.02(b) of the Trust Agreement, the Trust must terminate. Correspondence and conferences with the Debtors have indicated that any further distributions to the Trust would also not be made. As a result of the termination, the Trust anticipates that the New York Stock Exchange (the “NYSE”) will initiate an immediate suspension of trading of the Trust’s units and will initiate a delisting process from the NYSE.

While the Trustee continues to evaluate legal options with respect to the Trust, it intends to proceed with winding up the affairs of the Trust.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Trustee believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Contact:

Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll-free – 1-855-588-7839